Exhibit 10.5

SECURED PROMISSORY NOTE

FOR VALUE RECEIVED, the undersigned Acceris Communications Inc., a Florida corporation (“ACI”) and Acceris Communications Corp., a Delaware corporation (the “Company”) (ACI and the Company are collectively, the “Makers”) hereby promise to pay to Acceris Management and Acquisition LLC, a Minnesota limited liability company (the “Buyer”), or order, at 60 South Sixth Street, Suite 2535, Minneapolis, Minnesota 55402, or such other place as the holder of this Note may designate in writing to the Makers, a principal sum equal to the following: (a) any advances made by the Buyer to the Company which were made in connection with any written agreements between the Buyer and the Makers, less the amount of any such advances already recovered by the Buyer; plus (b) an amount equal to the net income of the Company from the period beginning on the date of this Note and ending on the termination date of that certain Asset Purchase Agreement of even date between the Makers and the Buyer (the “Purchase Agreement”); plus (c) an amount equal to five percent of the net income of the Company from the period beginning on the date of this Note and ending on the termination date of the Purchase Agreement (collectively, the “Principal”). No interest shall accrue on the Principal under this Note.

The Principal shall be due and payable to the Buyer or the holder of this Note in immediately available funds on the date on which the Purchase Agreement is terminated other than in accordance with a termination pursuant to Section 10.1(c) of the Purchase Agreement. Notwithstanding the foregoing, if the Closing of the Purchase Agreement occurs, this Note shall be terminated and the Makers shall not be obligated to pay any amounts of the Principal outstanding.

This Note may be fully or partially prepaid at any time without penalty or premium. Any prepayment shall be applied first to accrued but unpaid interest and the remainder to principal.

Maker waives presentment, dishonor, protest, demand, diligence, notice of protest, notice of demand, notice of dishonor, notice of nonpayment, and any other notice of any kind otherwise required by law in connection with the delivery, acceptance, performance, default, enforcement or collection of this Note and expressly agrees that this Note, or any payment hereunder, may be extended or subordinated (by forbearance or otherwise) at any time, without in any way affecting the liability of Maker.

Maker agrees to pay on demand all costs of collecting or enforcing payment under this Note, including attorneys’ fees and legal expenses, whether suit be brought or not, and whether through courts of original jurisdiction, courts of appellate jurisdiction, or bankruptcy courts, or through other legal proceedings.

This Note may not be amended or modified, nor shall any waiver of any provision hereof be effective, except only by an instrument in writing signed by the party against whom enforcement of any amendment, modification, or waiver is sought. This Note shall be governed by and construed according to the laws of the State of Illinois, without regard to its conflicts of laws principles.

The Makers have caused this Note to be executed and made effective as of the Execution Date, as that term is used and defined in the Purchase Agreement.

MAKERS:

ACCERIS COMMUNICATIONS INC.

By:	/s/
Name:
Title:

ACCERIS COMMUNICATIONS CORP.

By:	/s/
Name:
Title:

[Signature Page to Promissory Note]